Exhibit 99.1


                   BANCTRUST FINANCIAL GROUP ANNOUNCES
                       FIRST QUARTER 2003 EARNINGS
                                (NASDAQ: BTFG)


Mobile, Alabama, April 28, 2003-----BancTrust Financial Group, Inc. announced today the results of the first quarter of 2003. Unaudited net income was $1,719,000 compared to $1,713,000 for the first quarter of 2002. Basic and diluted earnings per share for the first quarter were $.20 and $.19, respectively, for 2003 compared to $.20 for both basic and diluted earnings per share in the first quarter of 2002.

Total assets at March 31, 2003 increased to $689 million compared to $605 million a year ago, a 13.9% increase. The asset growth was attributed in part to the acquisition of the Wewahitchka State Bank in April of 2002 with the remainder from internal asset growth. Earning assets averaged $620 million in the first quarter of 2003 compared to $550 million in the same period in 2002. First quarter average loans totaled $422 million compared to $380 million for the first quarter 2002, an 11.1% increase. Deposits increased to $581 million at the end of the first quarter compared to $514 million a year ago.

Total interest income was $8,608,000 for the first quarter 2003, compared to $8,574,000 for the same period 2002. Total interest expense was $2,391,000 for the first quarter 2003, compared to $2,976,000 for the same period 2002, a 19.7% decrease. Non-interest expense was $5,718,000 for the first quarter 2003 compared to $4,654,000 for the first quarter 2002. Non-performing loans and other real estate owned were $3,733,000 at March 31, 2003, compared to $1,884,000 a year ago. The acquisition of Wewahitchka State Bank accounted for approximately half of the increase in non-interest expense and more than half of the increase in non-performing loans and other real estate owned. Increased personnel costs, especially costs related to the company's pension plan, contributed substantially to the remainder of the increase in non-interest expense.

On April 22, 2003, the Board of Directors of BancTrust declared a second quarter 2003 dividend of $.13 per share, payable July 1, 2003, to shareholders of record on June 13, 2003.

BancTrust operates 22 offices in Alabama and Florida. BancTrust Financial Group conducts business through its subsidiary banks and trust company:
BankTrust in Mobile and Baldwin Counties, BankTrust of Brewton, The Monroe County Bank, The Commercial Bank of Demopolis, Sweet Water State Bank, in Alabama, and Wewahitchka State Bank, in Florida, and South Alabama Trust Company. The common stock of the Company trades on the NASDAQ Small Cap Stock Market under the symbol BTFG.

This press release may contain certain "forward-looking" statements which state or express an opinion as to what may happen in the future. Any such statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein. Factors that could cause actual results to differ materially from those described herein include regulatory changes, changes in the general economic environment, changes in interest rates, changes in the securities markets, changes in the demand for our products and services, increased competition and numerous other factors set forth in the reports filed by BancTrust with the Securities and Exchange Commission. BancTrust is not under any obligation (and it expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Page 2

                       BANCTRUST FINANCIAL GROUP
                                (BTFG)
                     Financial Highlights (Unaudited)
                 (In thousands, except per share amounts)



                                                    Quarter Ended
                                                       March 31,
                                                       ---------
                                                 2003           2002
                                                -------         ------
EARNINGS:
Interest revenue                                $8,608          $8,574
Interest expense                                 2,391           2,976
                                                ------          ------
Net interest revenue                             6,217           5,598

Provision for loan losses                          268             186
Non-interest revenue                             1,871           1,629
Securities gains, net                              304               1
Non-Interest expense                             5,718           4,654
                                                ------          ------
Income before income taxes                       2,406           2,388

Income tax expense                                 687             675
                                                ------          ------
Net income                                      $1,719          $1,713
                                                ------          ------
Net income per share:
        Basic                                    $0.20           $0.20
        Diluted                                   0.19            0.20

Cash dividends declared
        per share                                 0.13            0.12

MARCH 31, STATEMENT
OF CONDITION:
                                                2003            2002
                                                ----            ----
Total assets                                  $688,542        $605,290
Loans                                          436,416         375,847
Allowance for loan losses                        6,351           5,414
Deposits                                       581,033         514,473
Shareholders' equity                            81,192          72,473

AVERAGE BALANCES YTD:

Total assets                                  $669,621        $595,672
Earning assets                                 619,589         550,142
Loans                                          422,099         379,892
Deposits                                       563,209         504,557
Shareholders' equity                            81,908          74,592

RATIOS AND OTHER DATA:

ROA YTD                                          1.04%           1.17%
ROE YTD                                          8.51%           9.31%
Total shareholders' equity to
  total assets - March 31                       11.79%          11.97%
Average shareholders' equity to
 average total assets  YTD                      12.23%          12.52%
Net interest margin (te) YTD                     4.25%           4.33%
Efficiency ratio YTD				66.00%		62.04%
Net loan charge-offs YTD                           273             100
Nonperforming loans - March 31                   3,082           1,759
Other real estate owned - March 31                 651             125
Net charge-offs to average loans YTD             0.06%           0.03%
Nonperforming loans to total loans - March 31    0.71%           0.47%
Average shares outstanding - basic YTD           8,732           8,453
Average shares outstanding - diluted YTD         8,990           8,480

For additional information contact: F. Michael Johnson (251) 431-7813.